Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2009 Financial and Operating Results and
Provides 2010 Capital Budget Detail and Guidance

MIDLAND, Texas--(BUSINESS WIRE)--November 5, 2009--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2009 and provided 2010 capital budget detail and guidance. Highlights for the three months ended September 30, 2009 include:

  Production of 2.9 million barrels of oil equivalents (“MMBoe”) for the three months ended September 30, 2009, a 51% increase over the third quarter of 2008 and a 5% increase over the second quarter of 2009
  Third quarter net income of $19.8 million, or $0.23 per share; after adjusting for certain non-cash items, adjusted net income (non-GAAP) would have been $31.7 million, or $0.37 per diluted share, for the third quarter of 20091
  Third quarter EBITDAX of $133.8 million, up 10% from the same period in 20082

1 The Company believes that this information may be useful to investors who follow the practice of some industry analysts who make adjustments to exclude certain non-cash items when calculating earnings per share and cash flow from operating activities. For an explanation of how the Company calculates and uses adjusted net income (non-GAAP) and cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP) and a reconciliation of (i) net income (loss) (GAAP) to adjusted net income (non-GAAP) and (ii) cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP), please see "Supplemental non-GAAP financial measures" below.

2 For an explanation of how the Company calculates and uses EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental non-GAAP financial measures" below.

Production for the third quarter of 2009 totaled 2.9 MMBoe (1.9 million barrels of oil (“MMBbls”) and 5.8 billion cubic feet of natural gas (“Bcf”), an increase of 51% as compared to 1.9 MMBoe (1.2 MMBbls and 3.9 Bcf) produced in the third quarter of 2008. For the first nine months of 2009, production totaled 8.1 MMBoe (5.4 MMBbls and 16.1 Bcf), representing a 70% increase over the 4.8 MMBoe (3.0 MMBbls and 10.4 Bcf) produced in the first nine months of 2008. Pro forma for the Company’s July 2008 acquisition of Henry Petroleum LP and certain of its affiliates, the third quarter of 2009 and first nine months of 2009 production increased 40% and 39%, respectively, over the comparable periods of 2008.

Timothy A. Leach, Concho's Chairman, CEO and President commented, “The Company’s performance in this extremely volatile year demonstrates that our business plan and assets can absorb the cycles of the oil and gas business and grow despite challenging market conditions. In 2009, we have significantly grown production within cash flow while lowering per unit expenses. With increasing cash flow due to higher production levels and rising commodity prices, we are well positioned to finish 2009 and begin 2010 at a very high level of activity. The Company’s 2010 capital program includes the drilling of approximately 500 wells out of our inventory of over 3,500 drilling locations. We plan to fund this budget within cash flow; however, we will maintain the ability to scale spending up or down depending on market conditions.”

For the three months ended September 30, 2009, the Company reported net income of $19.8 million, or $0.23 per diluted share, as compared to net income of $141.9 million, or $1.72 per diluted share, for the three months ended September 30, 2008. The Company’s third quarter 2009 results were impacted by several non-cash items. These non-cash items, recorded in the third quarter of 2009, included a $23.9 million non-cash mark-to-market unrealized loss on commodity and interest rate derivatives, a $1.1 million impairment of long-lived assets, and $0.2 million of leasehold abandonments. Excluding these items and their tax impact (see paragraph below regarding third quarter 2009 tax rate), third quarter of 2009 adjusted net income would have been $31.7 million, or $0.37 per diluted share. Excluding similar non-cash items and their tax impact from the third quarter of 2008, adjusted net income would have been $44.8 million, or $0.54 per diluted share. For a description of the use of adjusted net income (non-GAAP), see footnote 1 above. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP) for the three and nine month periods ended September 30, 2009 and 2008, please refer to the attached tables.

EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes) increased to $133.8 million in the third quarter of 2009, as compared to $122.1 million in the third quarter of 2008.

Operating revenues for the third quarter of 2009 decreased 10% when compared to the third quarter of 2008, despite a 51% increase in production. This decrease is attributable to the 45% decrease in the Company’s realized oil price and the 45% decrease in the Company’s realized natural gas price in the third quarter of 2009 compared to the same period in 2008.

Oil and gas production expense for third quarter of 2009, including taxes, totaled $25.4 million, or $8.86 per barrel of oil equivalent (“Boe”), a 38% decrease per Boe over the third quarter of 2008. The oil and gas production expense included the benefit of approximately $2.3 million ($0.79 per Boe) related to an overestimate of costs in the prior periods. Including this adjustment, the decrease in oil and gas production expense on a per unit basis was due to increased volumes from the Company’s successful drilling program in 2008 and 2009 and cost reductions in services and supplies as a result of lower commodity prices.

General and administrative expense (“G&A”) for the quarter ended September 30, 2009 totaled $12.7 million. Recurring cash G&A for the quarter totaled $7.8 million, stock-based compensation (non-cash) totaled $2.5 million, and the remaining $2.4 million was attributable to amounts owed to certain employees which are to be paid over a two year period that commenced on July 31, 2008 under the terms of the Henry Petroleum purchase agreement.

For the three months ended September 30, 2009, the Company received cash receipts for settlements on derivatives contracts not designated as hedges of $16.1 million and the non-cash mark-to-market unrealized loss for the derivatives contracts not designated as hedges was $23.9 million. This is compared to cash payments of $12.8 million on derivatives contracts not designated as hedges and a $176.1 million non-cash mark-to-market unrealized gain on contracts not designated as hedges for the three months ended September 30, 2008. To better understand the Company’s derivatives positions and their impact on the third quarter statement of operations, please see the “summary production and price data” table at the end of this press release.

The Company’s cash flow from operating activities (GAAP) for the nine months ended September 30, 2009 was $232.1 million, as compared to $319.4 million for the nine months ended September 30, 2008. Cash flow from operating activities for the nine months ended September 30, 2009, adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP) was $309.7 million, which is a 7% increase over the comparable period of 2008, which totaled $290.2 million. For a description of the use of cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP), please see footnote 1 above. For a reconciliation of cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP) for the nine month periods ended September 30, 2009 and 2008, please refer to the attached tables.

The Company recorded income tax expense of $21.8 million and $91.0 million for the three months ended September 30, 2009 and 2008, respectively. The effective income tax rate for the three months ended September 30, 2009 and 2008 was 52.5% and 39.1%, respectively. At September 30, 2009, the Company estimates its annual effective tax rate to be approximately 31.0% and at June 30, 2009, the Company estimated its annual effective tax rate to be 42.1%. The Company’s estimates involve assumptions that the Company believes to be reasonable at the time of the estimation. The three months ended September 30, 2009 includes approximately $8.9 million of tax expense associated with the effects of the change in the June 30, 2009 and the September 30, 2009 estimated annual effective tax rates.

In October 2009, the Company’s credit facility borrowing base was reaffirmed at $955.9 million during its semi-annual redetermination process. As of September 30, 2009, the Company had $350 million of debt outstanding under its credit facility and $300 million of senior unsecured notes due 2017. The Company currently has over $600 million of availability under its credit facility.

Operations

For the nine months ended September 30, 2009, the Company commenced the drilling of or participated in a total of 240 gross wells (212 operated), of which 186 had been completed as producers, 52 of which were in progress and two of which were unsuccessful at September 30, 2009. Currently, the Company is operating sixteen drilling rigs, all in the Permian Basin; seven of these rigs are drilling Yeso wells in the New Mexico Permian, eight of these rigs are drilling Wolfberry wells in the Texas Permian, and one rig is drilling Lower Abo wells in New Mexico.

New Mexico Permian

For three months ended September 30, 2009, the Company commenced the drilling of 55 gross wells (51 operated), with a 100% success rate on the 28 wells that had been completed by September 30, 2009.

Texas Permian

For three months ended September 30, 2009, the Company commenced the drilling of 29 gross wells (all operated), with a 100% success rate on the eight wells that had been completed by September 30, 2009.

Lower Abo and Bakken Oil Plays

In early July, the Company reinitiated its operated drilling program in the Lower Abo oil play and during the three months ended September 30, 2009, the Company commenced the drilling of five gross wells (two operated) Lower Abo wells with a 100% success rate on the two wells that had been completed by September 30, 2009. The Company currently plans to keep one rig running in this play for the remainder of 2009. During the third quarter and into the fourth quarter of 2009, the Company has continued to add to its Lower Abo acreage position and as of mid-October the Company’s acreage position in the Lower Abo oil play totaled 52,634 gross (42,625 net) acres.

For three months ended September 30, 2009, the Company participated in the drilling of four gross non-operated Bakken wells with one well successfully completed, and three in progress, at September 30, 2009. In total, the Company has participated as a non-operator in 38 Bakken wells in North Dakota.

2010 Capital Budget

On November 5, 2009, Concho’s Board of Directors approved a capital budget for 2010 of approximately $500 million. This budget contemplates a continuation in 2010 of the Company’s projected year-end 2009 drilling activity, including operating seventeen rigs (seven on the New Mexico Permian Yeso, nine in the Wolfberry play and one in the Lower Abo Horizontal oil play), and participation as a non-operator in the Westburg and Sanish Bay areas of the North Dakota Bakken oil play. The Company currently estimates that approximately 90% of this budget will be funded with internally generated after tax cash flow assuming (i) a NYMEX crude oil price of $70 per barrel and a NYMEX natural gas price of $4 per thousand cubic feet of natural gas (“Mcf”) for the Company’s unhedged production, and (ii) that the Company achieves the lower end of its 2010 production guidance. The Company has not assumed any reduction or increase in drilling and completion costs from their current levels. The Company intends to aggressively monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget, and resultant estimated production and cash flows, as conditions warrant.

Of the approximately $440 million dedicated to the Company's two core areas, approximately $290 million will be dedicated to drilling and recompletions projects on the Company’s New Mexico Permian assets and approximately $100 million will be dedicated to drilling and recompletion projects on its Texas Permian assets (primarily in the Wolfberry play). On its New Mexico Permian assets, the Company plans to drill approximately 200 Yeso combination wells and deepen seventeen existing Paddock wells to the Blinebry interval. On its Texas Permian assets, the Company plans to drill approximately 225 Wolfberry wells. The remaining $50 million of capital dedicated to the Company’s core areas will be allocated between leasehold and G&G ($20 million) and maintenance ($30 million).

The Company has allocated approximately $30 million to each of the Bakken and Lower Abo oil plays. In the Lower Abo play, the Company plans to drill or participate in the drilling of approximately fifteen gross (eight net) wells, and in the Bakken oil play in North Dakota, the Company expects to participate in the drilling of 32 gross (six net) wells.

2010 Financial and Operational Guidance

Production
Oil equivalent (MMBoe)	12.7 -13.2
Oil (MMBbls)	8.5 – 8.8
Natural gas (Bcf)	25.1 – 26.4

Price differentials to NYMEX:
(excluding the effects of hedging)
Oil (Bbl)	93 - 95%
Natural gas (Mcf)	105 - 120%

Operating costs and expenses:
Lease operating expense
Direct lease operating expense ($/Bbl)	$5.75 - $6.25
Oil & gas taxes (% of oil and gas revenue)	8.0%

G&A expense
Recurring cash ($/Bbl)	$3.40 - $3.60
Non-recurring Henry bonus ($/Bbl)	$0.40 - $0.50
Non-cash stock-based compensation ($/Bbl)	$0.80 - $0.90

Exploration, abandonments and G&G ($/Bbl)	$1.90 - $2.10

Interest rate
$300 million bond issue	8.625%
$300 million LIBOR fixed	1.90% + (200 - 250 bps)
Remainder of debt	LIBOR + (200 - 250 bps)

Income taxes	40%
Percent deferred of total taxes	65 - 75%

Capital expenditures ($ in millions)	Approximately $500

Derivative Update

During the third quarter and early into the fourth quarter of 2009, the Company continued to add to its derivative positions. For the remainder of 2009, the Company has 1.2 MMBbls of oil and 2.4 Bcf of natural gas hedged. For 2010, the Company currently has 4.5 MMBbls of oil and 14.3 Bcf of natural gas hedged. Please refer to the attached tables for more detailed information about the Company’s current hedge position.

Recent Developments

The Company also announced today that it has expanded the size of its Board of Directors from seven to eight directors and has appointed Mark B. Puckett to fill the newly-created vacancy. Mr. Puckett began his career at Chevron in 1973 and retired in 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett earned a bachelor’s degree in civil engineering from Texas A&M University.

Conference Call Information

The Company will host a conference call on Friday, November 6, 2009 at 9:00 a.m. Central Time to discuss third quarter 2009 financial and operating results and 2010 capital budget details and guidance. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing 866-700-6979 (passcode: 12614812). A replay of the conference call will be available on the Company’s website or by dialing 888-286-8010 (passcode: 22751170).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, its ability to replace reserves and efficiently develop and exploit its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share data)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$15,695	$17,752
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	67,021	48,793
Joint operations and other	72,402	92,833
Related parties	138	314
Derivative instruments	9,405	113,149
Deferred income taxes	5,800	-
Prepaid costs and other	8,462	5,942
Total current assets	178,923	278,783
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	2,980,268	2,693,574
Accumulated depletion	(468,247)	(306,990)
Total oil and natural gas properties, net	2,512,021	2,386,584
Other property and equipment, net	16,151	14,820
Total property and equipment, net	2,528,172	2,401,404
Deferred loan costs, net	21,982	15,701
Inventory	24,351	19,956
Intangible asset, net - operating rights	36,909	37,768
Noncurrent derivative instruments	30,727	61,157
Other assets	462	434
Total assets	$2,821,526	$2,815,203
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$12,010	$7,462
Related parties	793	312
Other current liabilities:
Bank overdrafts	2,810	9,434
Revenue payable	40,532	22,286
Accrued and prepaid drilling costs	120,726	154,196
Derivative instruments	23,158	1,866
Deferred income taxes	-	37,205
Other current liabilities	42,204	38,057
Total current liabilities	242,233	270,818
Long-term debt	645,747	630,000
Noncurrent derivative instruments	16,559	-
Deferred income taxes	591,029	573,763
Asset retirement obligations and other long-term liabilities	13,258	15,468
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 85,605,502 and 84,828,824 shares issued at September 30, 2009 and December 31, 2008, respectively	86	85
Additional paid-in capital	1,023,543	1,009,025
Retained earnings	289,488	316,169
Treasury stock, at cost; 12,380 and 3,142 shares at September 30, 2009 and December 31, 2008, respectively	(417)	(125)
Total stockholders’ equity	1,312,700	1,325,154
Total liabilities and stockholders’ equity	$2,821,526	$2,815,203

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Operating revenues:
Oil sales	$121,301	$130,600	$287,786	$301,826
Natural gas sales	32,193	39,857	79,042	112,725
Total operating revenues	153,494	170,457	366,828	414,551
Operating costs and expenses:
Oil and natural gas production	25,439	27,041	76,022	65,915
Exploration and abandonments	2,776	16,824	10,195	20,288
Depreciation, depletion and amortization	54,835	32,528	157,985	75,822
Accretion of discount on asset retirement obligations	220	270	799	571
Impairments of long-lived assets	1,131	2,758	9,686	2,827
General and administrative (including non-cash stock-based compensation of $2,548 and $1,925 for the three months ended September 30, 2009 and 2008, respectively, and $6,661 and $4,954 for the nine months ended September 30, 2009 and 2008, respectively)	12,715	10,778	38,633	27,044
Bad debt expense	-	1,106	-	2,905
Ineffective portion of cash flow hedges	-	(416)	-	(1,336)
(Gain) loss on derivatives not designated as hedges	7,783	(163,312)	94,435	(43,678)
Total operating costs and expenses	104,899	(72,423)	387,755	150,358
Income (loss) from operations	48,595	242,880	(20,927)	264,193
Other income (expense):
Interest expense	(6,809)	(10,255)	(17,379)	(19,755)
Other, net	(200)	334	(348)	1,665
Total other expense	(7,009)	(9,921)	(17,727)	(18,090)
Income (loss) before income taxes	41,586	232,959	(38,654)	246,103
Income tax (expense) benefit	(21,824)	(91,031)	11,973	(96,230)
Net income (loss)	$19,762	$141,928	$(26,681)	$149,873
Basic earnings per share:
Net income (loss) per share	$0.23	$1.75	$(0.31)	$1.93
Weighted average shares used in basic earnings per share	85,061	81,288	84,798	77,489
Diluted earnings per share:
Net income (loss) per share	$0.23	$1.72	$(0.31)	$1.90
Weighted average shares used in diluted earnings per share	86,088	82,724	84,798	78,945

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended September 30,
(in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(26,681)	$149,873
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	157,985	75,822
Impairments of long-lived assets	9,686	2,827
Accretion of discount on asset retirement obligations	799	571
Exploration expense, including dry holes	6,950	17,860
Non-cash compensation expense	6,661	4,954
Bad debt expense	-	2,905
Deferred income taxes	(21,840)	86,908
(Gain) loss on sale of assets	147	(777)
Ineffective portion of cash flow hedges	-	(1,336)
(Gain) loss on derivatives not designated as hedges	94,435	(43,678)
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income	-	260
Other non-cash items	2,656	2,749
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,367)	26,209
Prepaid costs and other	(2,519)	(1,035)
Inventory	(3,979)	(14,985)
Accounts payable	5,029	(12,472)
Revenue payable	17,581	6,982
Other current liabilities	(4,465)	15,763
Net cash provided by operating activities	232,078	319,400
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(316,756)	(213,666)
Acquisition of oil and gas properties, businesses and other assets	-	(586,925)
Additions to other property and equipment	(3,716)	(6,711)
Proceeds from the sale of oil and natural gas properties and other assets	1,004	1,034
Settlements received (paid) on derivatives not designated as hedges	77,590	(29,170)
Net cash used in investing activities	(241,878)	(835,438)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	672,650	767,800
Payments of long-term debt	(656,916)	(460,700)
Exercise of stock options	4,501	3,861
Excess tax benefit from stock-based compensation	3,357	2,884
Net proceeds from issuance of common stock	-	242,426
Proceeds from repayment of employee notes	-	333
Payments for loan costs	(8,933)	(15,541)
Purchase of treasury stock	(292)	(125)
Bank overdrafts	(6,624)	(954)
Net cash provided by financing activities	7,743	539,984
Net increase (decrease) in cash and cash equivalents	(2,057)	23,946
Cash and cash equivalents at beginning of period	17,752	30,424
Cash and cash equivalents at end of period	$15,695	$54,370
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $33 and $1,090 capitalized interest	$13,291	$16,164
Cash paid for income taxes	$5,598	$5,964
NON-CASH INVESTING ACTIVITIES:
Deferred tax effect of acquired oil and gas properties	$(835)	$200,786

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table presents selected operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except price and daily volume data)	2009	2008	2009	2008

Net production volumes:
Oil (MBbl)	1,912	1,247	5,430	3,033
Natural gas (MMcf)	5,753	3,944	16,122	10,395
Total (MBoe)	2,871	1,904	8,117	4,766

Average daily production volumes:
Oil (Bbl)	20,783	13,554	19,890	11,069
Natural gas (Mcf)	62,533	42,870	59,055	37,938
Total (Boe)	31,205	20,699	29,733	17,392

Average prices:
Oil, without hedges (Bbl)	$63.44	$114.44	$53.00	$110.29
Oil, with hedges (Bbl) (a)	$70.75	$95.24	$65.96	$90.35
Natural gas, without hedges (Mcf)	$5.60	$10.12	$4.90	$10.87
Natural gas, with hedges (Mcf) (a)	$6.19	$9.87	$5.48	$10.71
Total, without hedges (Boe)	$53.46	$95.91	$45.19	$93.89
Total, with hedges (Boe) (a)	$59.51	$82.81	$55.00	$80.86

(a) Includes the effect of (i) commodity derivatives designated as hedges and reported in oil and natural gas sales and (ii) includes the cash payments/receipts on commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments/receipts on commodity derivatives not designated as hedges that were included in computing average prices with hedges and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statement of operations:

Oil and natural gas sales:
Cash payments on oil derivatives	$-	$(12,111)	$-	$(32,684)
Dedesignated natural gas cash flow hedges reclassified from accumulated other comprehensive income	-	(38)	-	(260)
Total effect on oil and natural gas sales	$-	$(12,149)	$-	$(32,944)

Gain (loss) on derivatives not designated as hedges:
Cash (payments) receipts on oil derivatives	$13,971	$(11,837)	$70,383	$(27,802)
Cash (payments) receipts on gas derivatives	3,395	(946)	9,227	(1,368)
Cash (payments) receipts on interest rate derivatives	(1,241)	-	(2,020)	-
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(23,908)	176,095	(172,025)	72,848
Gain (loss) on derivatives not designated as hedges	$(7,783)	$163,312	$(94,435)	$43,678

The presentation of average prices with hedges is a non-GAAP measure as a result of including the cash payments/receipts on commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with hedges is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and gas prices with hedges in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.

Supplemental Non-GAAP Financial Measures

Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes. EBITDAX is not a measure of net income (loss) or cash flow as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand its operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of its operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by its management team and by other users of its consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of its assets and the company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2009	2008	2009	2008

Net income (loss)	$19,762	$141,928	$(26,681)	$149,873
Exploration and abandonments	2,776	16,824	10,195	20,288
Depreciation, depletion and amortization	54,835	32,528	157,985	75,822
Accretion of discount on asset retirement obligations	220	270	799	571
Impairments of long-lived assets	1,131	2,758	9,686	2,827
Non-cash stock-based compensation	2,548	1,925	6,661	4,954
Bad debt expense	-	1,106	-	2,905
Ineffective portion of cash flow hedges	-	(416)	-	(1,336)
Unrealized (gain) loss on derivatives not designated as hedges	23,908	(176,095)	172,025	(72,848)
Interest expense	6,809	10,255	17,379	19,755
Income tax expense (benefit)	21,824	91,031	(11,973)	96,230
EBITDAX	$133,813	$122,114	$336,076	$299,041

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2009	2008	2009	2008

Net income (loss) - as reported	$19,762	$141,928	$(26,681)	$149,873

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity and interest rate derivatives	23,908	(176,095)	172,025	(72,848)
Impairments of long-lived assets	1,131	2,758	9,686	2,827
Leasehold abandonments	182	13,934	4,610	15,082
Tax impact	(13,236)	62,288	(57,713)	21,482
Adjusted net income	$31,747	$44,813	$101,927	$116,416

Adjusted basic earnings per share:
Adjusted net income per share	$0.37	$0.55	$1.20	$1.50
Weighted average shares used in adjusted basic earnings per share	85,061	81,288	84,798	77,489

Adjusted diluted earnings per share:
Adjusted net income per share	$0.37	$0.54	$1.19	$1.47
Weighted average shares used in adjusted diluted earnings per share	86,088	82,724	85,905	78,945

The following table provides a reconciliation of cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP).

	Nine Months Ended September 30,
(in thousands)	2009	2008

Cash flows from operating activities	$232,078	$319,400
Settlements received (paid) on derivatives not designated as hedges[1]	77,590	(29,170)
Cash flows from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges	$309,668	$290,230

[1] Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc.
Derivatives Information at November 5, 2009
Unaudited

The table below provides data associated with the Company’s oil, natural gas and interest rate derivatives at November 5, 2009. The counterparties in its derivative instruments are Bank of America, N.A., Bank of Nova Scotia, BNP Paribas, Calyon, Citibank, N.A., Compass Bank, JPMorgan Chase Bank, N.A., KeyBank, and Wells Fargo Bank, N.A.

	Fourth Quarter
	2009	2010	2011	2012

Oil Swaps
Volume (Bbl)	1,028,473	4,488,746	3,158,746	504,000
NYMEX price (Bbl) (a)	$72.31	$69.74	$77.53	$127.80

Oil Collars
Volume (Bbl)	192,000	-	-	-
NYMEX price (Bbl) (a)
Ceiling	$134.60	-	-	-
Floor	$120.00	-	-	-

Natural Gas Swaps
Volume (MMBtu)	460,000	-	-	-
EPNG-PB price (MMBtu) (b)	$8.44	-	-	-

Natural Gas Swaps
Volume (MMBtu)	450,000	8,314,000	5,700,000	-
NYMEX price (MMBtu) (c)	4.66	6.12	6.98	-

Natural Gas Collars
Volume (MMBtu)	1,500,000	6,000,000	1,500,000	-
NYMEX price (MMBtu) (c)
Ceiling	$5.81	$6.03	$6.80	-
Floor	$5.00	$5.38	$6.00	-

Natural Gas Basis Swaps
Volume (MMBtu)	1,968,000	8,400,000	7,200,000	-
Price differential (MMBtu) (d)	$1.03	$0.85	$0.79	-

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	$300,000,000
Annual Rate (e)	1.90%	1.90%	1.90%	1.90%

(a) The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b) The index price for the natural gas contract is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.
(c) The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(d) The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
(e) The index rate is based on the one-month LIBOR.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development